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                                OPTION AGREEMENT,

                          Dated as of December 29, 1997

                                     Between

                              MUSI Investments S.A.


                                       and

                            Frisby Technologies, Inc.






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                                OPTION AGREEMENT

         This Option Agreement (this "Agreement") is made and entered into as of December 29, 1997, by and between MUSI Investments S.A., a Luxembourg societe anonyme ("Investor"), and Frisby Technologies, Inc., a North Carolina corporation (the "Company").

                                    RECITALS:

         A. Contemporaneously with the execution and delivery of this Agreement, the parties hereto have entered into a Purchase Agreement (the "Purchase Agreement") which sets forth the terms of the purchase by Investor from the Company of the Initial Shares.

         B. In connection with the transactions contemplated under the Purchase Agreement, the Company desires to grant to Investor an option to acquire additional shares of Common Stock.

         NOW, THEREFORE, the parties hereto hereby agree as follows:


                 I. DEFINITIONS AND CERTAIN INTERPRETIVE MATTERS

         I.1. Defined Terms. In addition to the terms defined elsewhere herein, terms used herein which are not defined herein will have the meanings ascribed to them in the Purchase Agreement.

         I.2. Certain Interpretive Matters. This Agreement will be interpreted in accordance with the provisions of the Purchase Agreement.


                                 II. THE OPTION

         II.1. Option Grant. On the terms and subject to the conditions set forth in this Agreement, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby grants to Investor an option (the "Option") to purchase up to 587,500 shares of Convertible Preferred Stock (the "Option Shares") at a price per share equal to $4.26 (the "Exercise Price").

         II.2. Vesting and Exercise of Option. (a) The Option may be exercised in whole or part at any time and from time to time from and after the date hereof. Notwithstanding the foregoing, this Agreement and the Option shall terminate and expire on the earlier of (i) February 27, 1998 or (ii) the date on which all of the Option Shares are purchased pursuant to exercise of the Option.

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                    (b) Investor may exercise the Option by giving the Company a notice (an "Exercise Notice") which specifies (i) the total number of Option Shares to be purchased, (ii) the aggregate Exercise Price payable in respect of such Option Shares, and (iii) a date not earlier than 5 Business Days nor later than 10 Business Days from the date of the Exercise Notice for the closing of such purchase (the "Option Closing Date"). The closing of any complete or partial exercise of the Option (the "Option Closing") will take place at the principal executive offices of the Company.

         II.3. The Closing. Subject to adjustment as contemplated by Section 2.4, on each Option Closing Date, (a) Investor shall pay to the Company the aggregate Exercise Price in immediately available funds for the Option Shares being purchased, (b) the Company will deliver to Investor a certificate or certificates evidencing the Option Shares acquired in connection therewith, and
(c) each of the parties will take such additional actions as may be reasonably requested by the other to carry out the intent and purposes hereof.

         II.4. Adjustments to Option Shares. (a) In the event of any change in the outstanding equity securities of the Company by reason of any stock dividend or stock split that would alter the percentage of equity interest in the Company to be acquired by Investor hereunder, the number of Option Shares subject to the Option shall be adjusted appropriately so as to provide that upon exercise of the Option, Investor will acquire the same percentage of equity interest in the Company as Investor would have acquired prior to such stock dividend or stock split.

                    (b) The Company will not effect (i) any change in the outstanding shares of the capital stock in the Company as a result of any recapitalization, combination, consolidation or merger of the Company into another Person or other similar transaction, unless, prior thereto, the Company and all other Persons participating in the transaction shall have executed and delivered to Investor (or any permitted assignee) an agreement reasonably satisfactory to it that provides that Investor (or any permitted assignee) will have the right thereafter, upon exercise of the Option and payment of the Exercise Price in effect immediately prior to such event, to purchase, on the same terms and conditions that were available to the other Persons, the kind and amount of shares of the Convertible Preferred Stock and other securities, assets and property that Investor (or any permitted assignee) would have been entitled to receive upon or after the happening of any such transaction had Investor (or any permitted assignee) exercised the entire Option immediately prior to such event, or (ii) a distribution of the proceeds of any sale, transfer, license, lease or other disposition, financing or refinancing of all or any portion of the assets or property of the Company outside of the ordinary course of business.

                  (c) The Company shall provide prompt written notice to Investor as to any event requiring an adjustment to the number of Option Shares. Prior to the termination of the Option, Investor shall have the right, exercisable upon notice to the Company, to inspect the records of the Company with respect to its security holders and others who may have rights to acquire equity securities of the Company.

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                       III. REPRESENTATIONS AND WARRANTIES

         III.1. Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in the Purchase Agreement are hereby incorporated herein by reference as if stated herein in their entirety. In addition, the Company hereby represents and warrants to Investor as follows:

                  (a) The Option Shares which are subject to the Option are presently authorized but unissued and such Option Shares will remain reserved and available for issuance upon the timely exercise of the Option. The Option Shares to be purchased upon any complete or partial exercise of the Option will be validly issued upon payment of the Exercise Price and such Option Shares, when so issued upon such exercise, will be duly and validly issued, fully paid and free and clear of all Liens, claims and encumbrances and the holder thereof will be entitled to all of the rights and benefits afforded holders of shares of the Convertible Preferred Stock;

                  (b) The execution and delivery of this Agreement and performance by the Company of its obligations hereunder will not conflict with or result in a breach of or constitute a default under any options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, any of the shares of the capital stock of the Company, and the exercise of any rights under any such agreement, arrangement, commitment or understanding will not have an adverse effect on the rights of Investor hereunder.

                                IV. MISCELLANEOUS

         IV.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

         (a)  if to Investor, to:

                  MUSI INVESTMENTS S.A.
                  c/o CMB Compagnie Monegasque de Banque
                  23, avenue de la Costa
                  BP 167 MC98003 Monaco
                  Attention:  Dott. Luca Bassani Antivari
                  Fax: 011 377 9325 0869

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         with a copy to:

                  Jones, Day, Reavis & Pogue
                  62 rue du Faubourg Saint-Honore
                  75008 Paris, France
                  Attention:  Peter R. Sternberg, Esq.
                  Fax: 011 33 (1) 49 24 04 71

         (b)  if to the Company, to:

                  Frisby Technologies, Inc.
                  417 South Main Street
                  Freeport, New York  11520
                  Attention:  Gregory S. Frisby
                  Fax: (516) 378-0262

         with a copy to:

                  Ruskin, Moscou, Evans & Faltischek, P.C.
                  170 Old Country Road
                  Mineola, New York  11501-4366
                  Attention:  Irvin Brum, Esq.
                  Fax: (516) 663-6641

or to any changed address of which the parties are notified in accordance with this Section. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

         IV.2. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

         IV.3. Expenses. Except as otherwise provided in the Purchase Agreement, each of the parties will pay all of their own expenses incurred in connection with the transactions contemplated by this Agreement.



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         IV.4. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further, however, that Investor may assign the Option to any Person to whom Investor transfers the Initial Shares.

         IV.5. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

         IV.6. Governing Law. This Agreement will be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of such State.

         IV.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IV.8. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IV.9. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

         IV.10. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement and the Purchase Agreement supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement and the Purchase Agreement.

         IV.11. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               FRISBY TECHNOLOGIES, INC.


                               By: /s/ Gregory S. Frisby
                                  -------------------------------------------
                                  Name:  Gregory S. Frisby
                                  Title: Chairman and Chief Executive Officer


                                 MUSI INVESTMENTS S.A.



                               By: /s/ Luca Bassani Antivari
                                  ------------------------------------
                                  Name: Dott. Luca Bassani Antivari
                                  Title: President